Exhibit 4.1

LABORATORY CORPORATION OF AMERICA HOLDINGS

OFFICERS’ CERTIFICATE

Pursuant to Sections 2.01, 2.02 and 12.07 of the Indenture dated as of December 5, 2005 (the “Indenture”) between Laboratory Corporation of America Holdings (the “Company”) and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), the undersigned officers of the Company do hereby certify as follows in connection with the issuance of the Company’s 5.625% Senior Notes (the “Securities”) under the Indenture:

1. All conditions precedent under the Indenture to the issuance and authentication of the Securities and the delivery of the Securities to the Company have been complied with.

2. The undersigned have read the conditions referred to in paragraph 1 above.

3. The statements of the undersigned contained herein are based upon their participation in the issuance of the Securities and a review of the Indenture.

4. Each of the undersigned has made such examination or investigation as is necessary in the undersigned’s opinion to enable the undersigned to express an informed opinion as to whether the conditions referred to in paragraph 1 above have been complied with.

5. The terms of the Securities are as follows:

Title:	5.625% Senior Notes Due 2015

CUSIP Number:	50540RAF9

Initial Limit of Aggregate Principal Amount:	$250,000,000

Principal Payment Date:	December 15, 2015, unless redeemed earlier at the option of the Company.

Interest:	5.625% per annum, accruing from December 14, 2005, payable on June 15 and December 15 of each year to holders of record on the next preceding June 1 or December 1, commencing June 15, 2006.

Place of Payment of Principal, Premium and Interest:	New York, New York

Optional Redemption:	The Company may redeem some or all of the Securities at any time prior to maturity at a redemption price equal to the greater of the principal amount of the Securities being redeemed plus accrued and unpaid interest to the redemption date or the Make-Whole Amount based on a Make-Whole Redemption Spread of 20 basis points in accordance with Section 3.01(b) of the Indenture.

Offer to Repurchase:	If we experience a change of control and the Notes are rated below investment grade by Standard & Poor’s Rating Service and Moody’s Investors Service, Inc., we must offer to repurchase all of the Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date. See “Description of the Notes Offer to Repurchase Upon a Change of Control Repurchase Event.”

Form:	The Securities will be issued as global securities that will be deposited with and registered in the name of the Depository Trust Company. Beneficial interests in the Securities will be shown on, and transfers will be effected through, records maintained by the Depository Trust Company and its participants.

6. The Securities and the Trustee’s certificate of authentication to be borne by the Securities shall be substantially of the tenor and purport as set forth in Exhibit A of this Officers’ Certificate.

Dated: December 14, 2005

Laboratory Corporation of America Holdings

By:
Name: William B. Hayes
Title: Executive Vice President and Chief Executive Officer

By:
Name: Bradford T. Smith
Title: Executive Vice President and Secretary

Exhibit A

EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.11 OF THE INDENTURE, THIS SECURITY MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY TO THE DEPOSITARY, ANOTHER NOMINEE OF THE DEPOSITARY OR TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY

CUSIP No. 50540RAF9

ISIN No. US50540RAF91

No. G-1	$250,000,000

5.625% Senior Note due 2015

Laboratory Corporation of America Holdings, a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal amount set forth on Schedule I hereto on December 15, 2015.

Interest Payment Dates: June 15 and December 15, commencing June 15, 2006.

Record Dates: June 1 and December 1.

Additional provisions of this Security are set forth on the other side of this Security.

Dated: December 14, 2005

TRUSTEE’S CERTIFICATE OF AUTHENTICATION	LABORATORY CORPORATION OF AMERICA HOLDINGS

The Bank of New York Trust Company,	By:
N.A., as Trustee, certifies that this is		Name:
one of the Securities referred to in the		Title
Indenture.

By:	By:
Authorized Signatory		Name:
Title

[FORM OF REVERSE OF SECURITY]

5.625% Senior Note due 2015

1.	Indenture

This Security is one of a duly authorized series of debt securities of Laboratory Corporation of America Holdings, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), designated as the 5.625% Senior Notes due 2015 (the “Securities”) issued under an Indenture dated as of December 5, 2005 (“Indenture”), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

The Securities are general unsecured obligations of the Company. The Company shall be entitled, without notice to or consent of the Securityholders, to issue additional debt securities under the Indenture on the same terms and conditions as the Securities (except for the interest accrual date and first interest payment date) and with the same CUSIP number as the Securities. The Securities and any additional debt securities will be treated as a single series of debt securities for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Company and its Restricted Subsidiaries to create liens on assets and engage in Sale and Leaseback Transactions. The Indenture also contains a covenant that limits the ability of the Company’s Subsidiaries from incurring indebtedness or issuing preferred stock. These covenants are subject to important exceptions and qualifications.

2.	Interest

The Company promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually on June 15 and December 15 of each year, commencing June 15, 2006. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 14, 2005. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay interest on overdue principal at the rate borne by the Securities plus 1% per annum, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.

3.	Method of Payment

The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the June 1 or December 1 next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Securities represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a certificated Security (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided that payments on a certificated Security will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

4.	Paying Agent and Registrar

Initially, The Bank of New York Trust Company, N.A., a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated wholly owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

5.	Optional Redemption

In accordance with Section 2.01(b) of the Indenture, the Securities are subject to redemption, in whole or in part, at the option of the Company, at any time at a redemption price equal to the greater of (1) 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest to the redemption date or (2) the Make-Whole Amount for the Securities being redeemed.

For purposes of calculating the “Adjusted Treasury Rate” for the 5.625 % Senior Notes due 2015, the make-whole spread shall be 20 basis points; and Banc of America Securities LLC shall be one of the three Reference Treasury Dealers selected by the Company as long as Banc of America Securities LLC remains a nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

6.	Notice of Redemption

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at his registered address. Securities in denominations larger than $1,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of, which shall include accrued interest on, all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

7.	Repurchase at Option of Holder Upon Change of Control Repurchase Event

(a) Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem all Securities as provided in Section 5 above, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (in multiples of $1,000 principal amount) of such Holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, on the Securities repurchased to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control but after the public announcement thereof, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and stating:

(1) if mailed prior to the date of consummation of the Change of Control, that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice;

(2) that the Change of Control Offer is being made pursuant to this Section 7 and that all Securities tendered will be accepted for payment;

(3) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(4) that any Security not tendered will continue to accrue interest;

(5) that, unless the Company defaults in the payment of the Change of Control Payment, all Securities accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(6) that Holders electing to have any Securities purchased pursuant to a Change of Control Offer will be required to surrender the Securities, with the form entitled “Option of Holder to Elect Purchase” attached to the Securities completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; and

(7) that Holders will be entitled to withdraw their election if they deliver to the Paying Agent, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Securities delivered for purchase, and a statement that such Holder is withdrawing his election to have the Securities purchased.

The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other federal and state securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change in Control Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 7, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 7 and all other provisions of the Indenture applicable to a Change of Control Offer made by the Company by virtue of such conflict.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Securities or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of Securities being purchased by the Company.

The Paying Agent shall promptly deliver to each Holder of Securities properly tendered the Change of Control Payment for such Securities, and the

Trustee will promptly authenticate and deliver to each Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered, if any; provided that each new Security will be in a principal amount of $1,000 or a multiple thereof.

(c) Notwithstanding anything to the contrary in this Section 7, the Company will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 7 and all other provisions of the Indenture applicable to a Change of Control Offer made by the Company and such third party purchases all Securities validly tendered and not withdrawn under its Change of Control Offer.

(d) For purposes of the foregoing:

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Below Investment Grade Rating Event” means the Securities are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of the Subsidiaries of the Company, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or a Subsidiary Guarantor that is a wholly owned Subsidiary of the Company;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or a Subsidiary Guarantor that is a wholly owned Subsidiary of the Company, becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a wholly owned Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Voting Stock of the Company immediately prior to such transaction.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who:

(1) was a member of the Board of Directors on the first date that any of the Securities issued; or

(2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Securities for reasons outside of the control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Moody’s” means Moody’s Investor Services Inc.

“Rating Agency” means:

(1) each of Moody’s and S&P; and

(2) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” as applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

8.	Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of $1,000 principal amount and whole multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an interest payment date.

9.	Persons Deemed Owners

The registered Holder of this Security may be treated as the owner of it for all purposes.

10.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

11.	Discharge and Defeasance

Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.

12.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture with respect to the Securities and the Securities may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Securities and (ii) any default or noncompliance with any provision of the Indenture with respect to the Securities may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Securities.

Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company and the Trustee shall be entitled to amend the Indenture or the Securities to cure any ambiguity, defect or inconsistency, or to comply with Article V of the Indenture, or to provide for uncertificated Securities in addition to or in place of certificated Securities, or to add additional covenants or to surrender rights and powers conferred on the Company or to add additional events of defaults or to add guarantees or to add to, delete from or revise the terms of a series of debt securities to be issued under the Indenture prior to the issuance thereof or to make any change that does not adversely affect the rights of any Securityholder in any material respect or to provide for the issuance of a new series of debt securities under the Indenture or to evidence the appointment of a successor Trustee.

13.	Defaults and Remedies

Under the Indenture, Events of Default for the Securities include (i) default for 30 days in payment of interest on the Securities; (ii) default in payment of principal on the Securities, upon redemption pursuant to paragraph 5 of the Securities, upon acceleration or otherwise; (iii) failure by the Company to comply with other agreements in the Indenture or the Securities, in certain cases subject to notice and lapse of time; (iv) certain accelerations of other Indebtedness of the Company or any of its Subsidiaries if the amount accelerated (or so unpaid) is at least $50.0 million; (v) failure by the Company or any Subsidiary to pay at maturity at least $50.0 million of other Indebtedness; and (vi) certain events of bankruptcy or insolvency with respect to the Company.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power with respect to the Securities. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

14.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.	No Recourse Against Others

An incorporator, stockholder, officer or director, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

16.	Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) manually signs the certificate of authentication on the other side of this Security.

17.	Abbreviations

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

18.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.	Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                          agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:                                                                                                              Your Signature:

Sign exactly as your name appears on the face of this Security.

Option of Holder to Elect Purchase

The undersigned elects to have this Security or the portion hereof (which is a multiple of $1,000 principal amount) designated below purchased by the Company upon a Change of Control Repurchase Event pursuant to Section 7 on the reverse of this Security:

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Security)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Principal amount to be purchased (if less than all): $        ,000

LABORATORY CORPORATION OF AMERICA HOLDINGS

5.625% SENIOR NOTE DUE 2015

No. G-1	Schedule I*

Date	Principal amount of this Global Security	Notation
December 14, 2005	$250,000,000	Original issuance

*	To be attached to Global Security only.

I-1